Schedule B

        Although the Company has from time to time issued guidance with respect to expected operating results, the Company does not, as a matter of course, publicly disclose or publish detailed forecasts or projections as to future financial results or financial position. However, in connection with its early adoption of FIN 46, the Company believes that it is necessary and appropriate to make an exception to its general policy and is providing the following summary projected statement of income for the first quarter of fiscal year 2004 and summary projected balance sheet as of the end of such quarter (collectively, the “Projections”) to assist the Company’s shareholders and the investment community in assessing the impact of the adoption of FIN 46 on our consolidated financial statements.

        The Projections were not prepared in compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or accounting principles generally accepted in the United States of America. The Company does not intend the Projections to be a forecast of results of operations or financial condition, and they are not guarantees of future performance. The Projections are based upon a variety of estimates and assumptions and are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. Consequently, there can be no assurance that the Projections will be realized.

        The Company expects that there will be differences between its actual and projected results, and such differences may be material. The Projections are based on a variety of estimates and assumptions, some of which are described following the Projections, that involve judgments with respect to among other things, restaurant openings, same-store sales growth and pre-tax margins. While the Company’s management believes that these assumptions are reasonable, they may prove to be inaccurate because they are inherently subject to significant business, economic, competitive and other uncertainties, many of which are beyond the Company’s control.

        In light of the uncertainties inherent in projections generally and the matters described above, the Projections should not be regarded as, and are not, a representation by the Company or its management that the results reflected in the Projections will be achieved. The Company hereby cautions the readers of these Projections not to place undue reliance on them.

        The Projections are being provided by the Company for the sole purpose of illustrating the impact of the early adoption of FIN 46 on the Company’s consolidated financial statements. The Company does not intend, and is under no obligation, to issue updates or supplements or to otherwise revise the Projections.

        The Projections should be read together with the Company’s filings with the Securities and Exchange Commission, and in particular in conjunction with the risks and uncertainties relating to the Company’s business described in those filings and the “Special Note Regarding Forward-Looking Information” included in the press release to which the Projections are attached.

Estimates and assumptions used in preparation of the Projections include:

  — The opening of 12 Company-owned restaurants during the quarter.
  — Gross same-store sales growth of 2.0%.
  — No pre-tax margin improvement for Ruby Tuesday, Inc. when compared to the first quarter of fiscal 2003.